QuickLinks -- Click here to rapidly navigate through this document

Exhibit 10.9

FIRST REGIONAL BANCORP / FIRST REGIONAL BANK

1990 DEFERRED COMPENSATION PLAN

        THIS DEFERRED COMPENSATION PLAN is hereby adopted by each of FIRST REGIONAL BANCORP and FIRST REGIONAL BANK (collectively, "Employer") as an unfunded deferred compensation arrangement for a selected group of its management and highly compensated personnel. All rights hereunder shall be governed by and construed in accordance with the laws of the State of California.

ARTICLE I

DEFINITIONS

        "Average Earning Rate" means a percentage equal to one point less than the average Prime Rate as quoted by First Regional Bank at all Times during the applicable fiscal year.

        "Board" means the appropriate Board of Directors of Employer.

        "Committee" means the Executive Committee appointed by the Board, as constituted from time to time.

        "Compensation" means (i) for regular employees of the Employer, (A) the full regular basic salary (or hourly wage, where applicable), including overtime payments (collectively, the Participant's "Salary"), and (B) Bonus Compensation (including any incentive payments awarded in recognition of the Participant's services), but excluding welfare payments, payment to any retirement plans and any other payments made by the Employer, before deductions authorized by the Participant or required by law to be withheld from the Participant by Employer; and (ii) for members of the Board, remuneration actually paid or payable for services rendered as a member of the Board and its committees (collectively, "Directors' Fees").

        "Disability" shall mean any medically determined physical or mental impairment which can be expected to result in death or to be of long-continued and indefinite duration and which renders a Participant unable to engage in any substantial gainful activity, considering his or her age, education and work experience.

        "Employer" means FIRST REGIONAL BANCORP or FIRST REGIONAL BANK.

        "Fiscal Year" or "Year" means the Employer's Fiscal Year, as now constituted or as it may be changed hereafter from time to time.

        "Participant" means an employee or Employer or a member of the Board, or a person who was an employee of Employer or a member of the Board immediately prior to his or her retirement, death, disability or other termination of service, for whose account benefits are held under this Plan.

        "Plan" means this deferred compensation plan as it may be amended from time to time.

        "Retirement" means termination of service with the Employer at or after attaining age 55.

ARTICLE II

DESIGNATION OF PARTICIPANTS

        At least once each Fiscal Year the Committee shall irrevocably specify the name of each employee or member of the Board who shall be entitled to participate in the Plan for the current or next following Fiscal Year. Each employee or member of the Board who is designated to participate in the

Plan shall be notified in writing by the Board of such right to participate in the Plan and shall be provided with the appropriate documents with which to make the election to defer Compensation under Article III hereof on or before the date on which such election is effective. *

*
[Two named executive officers, as defined in Item 402 (a)(3) of Regulation S-K, and one director are eligible to and have elected to participate in the Plan, including Jack A. Sweeney, Chairman and Chief Executive Officer, H. Anthony Gartshore, President, and Lawrence J. Sherman, Vice Chairman of the Board.]

ARTICLE III

ELECTION TO DEFER COMPENSATION

        Each Participant may elect, in his or her discretion, to defer (i) up to one-half of his or her Salary to be earned or accrued one month or more thereafter during the current or next following Fiscal Year, (ii) up to all of any Bonus Compensation to be earned or accrued one month or more thereafter during the current or following Fiscal Year, and (iii) up to all of any Director's Fees to be earned or accrued one month or more thereafter during the current or next following Fiscal Year. The amount to be deferred in each category of Compensation is to be computed independent of the other categories. Any combination is acceptable so long as it does not exceed the overall limits in each category of Compensation set forth above.

        Any election made may be revoked by the Participant at any time and as to any category or categories of Compensation set forth above prior to the time such Compensation is earned or accrued.

ARTICLE IV

PAYMENT OF DEFERRED COMPENSATION

        All Compensation which is deferred by a Participant's election shall be credited to a bookkeeping account for the benefit of such Participant ("Plan Account"). The total amount credited to such Plan Account for the benefit of the Participant shall be paid to such Participant (or such Participant's beneficiaries) in one lump sum payment within ninety days following the death, disability, retirement or other termination of service of the Participant, or within ninety days following "a change in the Employer's business" by (i) a merger or consolidation (where neither Employer is the surviving corporation) or (ii) a transfer of all or substantially all of the assets of the Employer (other than in a merger in which either Employer is the surviving corporation); provided, however, notwithstanding the foregoing, and only in the event of retirement or termination of service not caused by death, disability or a change in the Employer's business, the Employer shall pay to the Participant the balance credited to the Participant's account in ninety-six equal monthly installments if the Participant so elects in writing prior to his actual retirement or termination of service.

        A Participant may apply to the Committee for early withdrawal of all or part of the amount standing to the credit of his or her Plan Account because of financial hardship. Subject to the sole discretion of the Committee, the Participant may be paid all or any portion of such amount as the Committee determines is necessary to alleviate the hardship. The Committee shall follow such uniform and non-discriminatory rules as it shall establish and its decision made in good faith shall be final conclusive. A hardship for these purposes shall exist when the Participant is experiencing or is about to experience financial ruin or financial circumstances in which the Participant or the Participant's immediate family is clearly endangered by present or impending want or privation. Such hardship is to be shown by positive and convincing evidence submitted by the Participant to the Committee. An application for hardship withdrawal to the Committee must be in writing and shall be acted upon by the Committee without due delay. A member of the Committee who has made application for early withdrawal under this provision shall not participate as a member of the Committee in the deliberations or determinations concerning his or her own application.

ARTICLE V

INVESTMENT

        Each Participant's Plan Account shall be credited from time to time and at least once each Fiscal Year with an amount equal to the investment return which would have been earned on the balance in the Participant's Plan Account had that amount been invested at a rate equal to the Average Earning Rate.

ARTICLE VI

SECURITY

        All Participant's in this Plan shall be general creditors of Employer to the extent of their outstanding account balances under the Plan; Employer shall not be obligated to place funds in trust for the benefit of such Participants or to pledge any of its assets as security for Employer's obligations under this Plan.

ARTICLE VII

BENEFICIARY DESIGNATION

        Each Participant shall have the right to designate a beneficiary or beneficiaries who shall succeed to his or her right to receive payment under this Plan in the event of his or her death; provided, however, that a married Participant may not designate a beneficiary other than such Participant's spouse without first obtaining the written consent of the Participant's spouse to such beneficiary designation. In the case of the failure of a Participant to designate a beneficiary, or the death of a designated beneficiary without a designated successor, distribution shall be made to the Participant's spouse, if there is one, if there is no spouse, to the Participant's issue, and if the Participant leaves neither spouse nor issue surviving him or her, to the Participant's estate. No beneficiary designation shall be valid unless in writing, signed by the Participant, dated and filed with the Plan.

ARTICLE VIII

ADMINISTRATION

        The Plan shall be administered by the Committee and the books and records to be maintained for the Plan shall be maintained by the officers and employees of Employer and shall be subject to the supervision and control of the Board. All expenses of administering the Plan shall be paid by Employer from its own funds.

ARTICLE IX

ASSIGNMENT AND ALIENATION

        The right of any Participant or any beneficiary of any Participant to any benefit or payment hereunder shall not be subject in any manner to attachment or other legal process for the debts of such Participant or beneficiary, nor shall any such benefit or payment be subject to anticipation, alienation, sale, transfer, assignment or encumbrance.

ARTICLE X

INDEMNIFICATION

        Employer shall indemnify any member of the Board or any officer or employee of Employer for any liability in connection with any action taken or omitted to be taken in connection with the administration of this Plan unless such action or omission is attributable to his or her willful misconduct.

ARTICLE IX

AMENDMENT AND TERMINATION OF PLAN

        This Plan may be terminated at any time and amended in whole or part from time to time by the Board, provided, however, that no termination nor amendment may reduce the amount previously credited to a Participant's Plan Account, nor may any termination or amendment change the method of payment previously chosen by a Participant under this Plan with respect to any amount previously credited to such Participant's Plan Account.

Dated: December 31, 1990

Employer:
FIRST REGIONAL BANCORP
By	/s/ JACK A. SWEENEY Chairman and Chief Executive Officer
FIRST REGIONAL BANK
By	/s/ JACK A. SWEENEY Chairman and Chief Executive Officer

QuickLinks

  Exhibit 10.9